EXHIBIT 5.1


                        [Letterhead of Guzov Ofsink, LLC]










                                              December 30, 2005




      Re: Consulting Agreement, dated as of December 20, 2005, by and between Moving Bytes Inc and Warner Technology and Investment Corp.

Gentlemen:

      We have acted as counsel for Moving Bytes Inc., a corporation organized and existing under the Canada Business Corporation Act (the "Company") in connection with the (a) registration under the Securities Act of 1933, as amended (the "Act"), of up to 45,000,000 shares of the Company's no par value per share common stock (the "Securities"), which shares are issuable by the Company pursuant to a Consulting Agreement, dated as of December 20, 2005, by and between the Company and Warner Technology and Investment Corp. (the "Plan").

      In connection with the opinions hereinbelow expressed, we have examined the following documents (or true copies thereof): the Company's Certificate of Incorporation and certificate of Continuance, the Company's By-Laws, the Plan, the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") and such other documents as we deemed necessary or appropriate under the circumstances.

      In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

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      Based upon the foregoing, we are of the opinion that the Securities, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

      We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Securities.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. We note that we are members of the bar of the State of New York and do not represent ourselves to be expert in the laws of any other jurisdiction other than the Federal laws of the United States; accordingly, we do not purport to express any opinion on the laws of any other jurisdiction . We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.


                                                Very truly yours,

                                                /s/ Guzov, Ofsink, LLC
                                                Guzov Ofsink, LLC